NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for Second Quarter 2017
BIRMINGHAM, AL – (PRNewswire) – August 7, 2017 – ProAssurance Corporation (NYSE: PRA) reports the following results for the three and six months ended June 30, 2017:

Consolidated Income Statement Highlights ($ in thousands, except per share data)
	Three Months Ended June 30			Six Months Ended June 30
	2017	2016	% Change	2017	2016	% Change
Revenues
Gross premiums written*	$206,240	$195,014	5.8%	$437,585	$415,548	5.3%
Net premiums written	$175,651	$171,469	2.4%	$379,878	$367,297	3.4%
Net premiums earned	$180,353	$176,732	2.0%	$363,256	$354,312	2.5%
Net investment income	$22,677	$24,583	(7.8%)	$45,863	$50,023	(8.3%)
Equity in earnings (loss) of unconsolidated subsidiaries	$2,516	$376	569.1%	$4,324	$(3,259)	232.7%
Net realized investment gains (losses)	$(2,219)	$10,929	(120.3%)	$11,061	$2,578	329.1%
Other income*	$2,250	$2,181	3.2%	$4,071	$4,535	(10.2%)
Total revenues*	$205,577	$214,801	(4.3%)	$428,575	$408,189	5.0%
Expenses
Net losses and loss adjustment expenses*	$115,550	$106,899	8.1%	$234,701	$217,854	7.7%
Underwriting, policy acquisition and operating expenses*	$57,885	$54,034	7.1%	$114,994	$110,923	3.7%
Total expenses*	$186,391	$166,307	12.1%	$369,159	$339,013	8.9%
Income tax expense (benefit)	$(332)	$5,413	(106.1%)	$(1,557)	$6,777	(123.0%)
Net income	$19,518	$43,081	(54.7%)	$60,973	$62,399	(2.3%)
Operating income	$21,357	$36,048	(40.8%)	$54,758	$60,990	(10.2%)
Weighted average number of common shares outstanding
Diluted	53,607	53,428	0.3%	53,571	53,395	0.3%
Earnings per share
Net income per diluted share	$0.36	$0.81	(55.6%)	$1.14	$1.17	(2.6%)
Operating income per diluted share	$0.40	$0.67	(40.3%)	$1.02	$1.14	(10.5%)
*Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income.
 See Note 11 of the Notes to Condensed Consolidated Financial Statements in the June 30, 2017 Form 10-Q for amounts by line item.

Consolidated Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Current accident year loss ratio	80.2%	81.3%	80.5%	80.0%
Effect of prior accident years’ reserve development	(16.1%)	(20.8%)	(15.9%)	(18.5%)
Net loss ratio	64.1%	60.5%	64.6%	61.5%
Expense ratio	32.1%	30.6%	31.7%	31.3%
Combined ratio	96.2%	91.1%	96.3%	92.8%
Operating ratio	83.6%	77.2%	83.7%	78.7%
Return on equity *	4.3%	8.6%	6.7%	6.3%
* Annualized

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Management Commentary
“Our overall results were dampened this quarter by isolated events that mask the solid success we achieved in our operations during the quarter. We continued to grow premiums in both our healthcare professional liability and workers’ compensation segments despite a difficult competitive environment, aided by solid retention, largely stable pricing and a strong flow of new business,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance.
Second Quarter 2017 Highlights

•
As disclosed in our announcement of preliminary results on August 1, 2017, we recognized a $5.2 million pre-tax expense for previously unrecognized segregated portfolio cell dividend expenses for the cumulative earnings of unrelated parties that have owned segregated portfolio cells in our Bermuda captive facility at various times since 2003. This charge properly expenses previously unrecognized segregated portfolio cell dividend expense attributable to those cells. This is unrelated to the captive operations of our Eastern Re subsidiary.

•
Also as disclosed on August 1, 2017, the results of our Specialty P&C segment this quarter reflected the confidential settlement of a lawsuit over a claims-related matter. Although much of the settlement will be recovered from our reinsurers, this loss falls within a reinsurance treaty that is loss sensitive, and our anticipated recovery will be largely offset by approximately $3.2 million of premium ceded to reinsurers.

•	The 5.8% quarter-over-quarter increase in gross premiums written was driven primarily by our Specialty P&C and Workers’ Compensation segments, which were up 7.6% and 5.1%, respectively.

•	Net premiums earned increased 2.0% quarter-over-quarter, with increases in all three operating segments. Our Workers’ Compensation and Lloyd’s segments accounted for the majority of the increase.

•
We produced $1.5 million of direct premium in the quarter through our coordinated sales & marketing programs that provide additional insurance solutions for our insureds and additional products for selected distribution partners.

•
Net favorable development was $29.0 million in the quarter, compared to $36.8 million in the year-ago period. This continues to reflect a lower than anticipated claims severity trend for accident years 2010 through 2014. Net favorable development in our Specialty P&C segment was $26.5 million and our Workers’ Compensation segment experienced net favorable development of $2.9 million.

•	The consolidated current accident year net loss ratio was 1.1 points lower than the year-ago quarter of 2016, primarily due to a 12.1 point decrease in our Lloyd’s segment.

•
Our consolidated underwriting expense ratio increased 1.5 points over the second quarter of 2016, primarily due to an increase in the expense ratio in our Lloyd’s segment and the effect of a change in the second quarter of 2016 in how management fees in our Corporate segment were allocated between losses and loss adjustment expenses as well as underwriting expenses. This change better reflected the involvement of senior management at a corporate level and their oversight of the claims process at the segment level.

•
Net realized investment losses were $2.2 million in the second quarter of 2017, compared to net realized investment gains of $10.9 million in the prior-year quarter with the primary driver being unrealized losses in our securities trading portfolio.

•
The results of our equity investments in unconsolidated subsidiaries were $2.5 million, an increase of $2.1 million from the second quarter of 2016. However, net investment income declined $1.9 million quarter-over-quarter primarily due to a reduction in earnings from our fixed income portfolio.

•
Taxes decreased $5.7 million, quarter-over-quarter, primarily driven by net realized investment losses recognized during the period relative to the decline in quarterly pre-tax net income and, as in the first quarter, the effect of our investment in various tax credits and tax exempt income.

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Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating operating income, we have excluded the after-tax effects of the items listed in the following table that do not reflect normal operating results. We believe operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with net income computed in accordance with GAAP. The following table reconciles net income to operating income:

Reconciliation of Net Income to Operating Income (In thousands, except per share data)
	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Net income	$19,518	$43,081	$60,973	$62,399
Items excluded in the calculation of operating income:
Net realized investment (gains) losses	2,219	(10,929)	(11,061)	(2,578)
Net realized gains (losses) attributable to SPCs which no profit/loss is retained*	603	85	1,427	360
Guaranty fund assessments (recoupments)	7	24	72	51
Pre-tax effect of exclusions	2,829	(10,820)	(9,562)	(2,167)
Tax effect at 35%	(990)	3,787	3,347	758
Operating income	$21,357	$36,048	$54,758	$60,990
Per diluted common share
Net income	$0.36	$0.81	$1.14	$1.17
Effect of exclusions	0.04	(0.14)	(0.12)	(0.03)
Operating income per diluted common share	$0.40	$0.67	$1.02	$1.14
* Net realized investment gains (losses) on investments related to our SPCs are recognized in the earnings of our Corporate segment and the portion of earnings related to the gain or loss, net of our participation, is distributed back to the cells through our SPC dividend expense (income). To be consistent with our exclusion of Net realized investment gains (losses) recognized in earnings, we are excluding the portion of Net realized investment gains (losses) that is included in SPC dividend expense (income) during all periods presented.

Capital Management
To date we have not re-purchased any shares of our stock in this year. As of July 31, 2017, approximately $110 million remains available in our Board-authorized stock repurchase program.
Our regular dividend, declared in May 2017 and paid in July 2017, was $16.5 million, which brings the total capital returned to shareholders in the form of regular and special dividends to $1.7 billion in the ten years the current management team has been in place.

Balance Sheet Highlights (in thousands, except per share data)
	June 30, 2017	December 31, 2016
Total investments	$3,692,540	$3,925,696
Total assets	$4,861,716	$5,065,181
Total liabilities	$3,023,620	$3,266,479
Common shares (par value $0.01)	$628	$627
Retained earnings	$1,851,745	$1,824,088
Treasury shares	$(419,928)	$(419,930)
Shareholders’ equity	$1,838,096	$1,798,702
Book value per share	$34.41	$33.78

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Conference Call Information
ProAssurance management will be discussing these results and the Company’s strategic direction during a conference call scheduled for 10:00 a.m. ET on Tuesday, August 8, 2017. Investors may dial (888) 349-0134 (US), (855) 669-9657 (Canada) (both toll free), or (412) 317-5145. The call also will be webcast at Investor.ProAssurance.com. A replay will be available by telephone through August 8, 2018 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088, using access code 10109885. The replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for eleven straight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
SEGMENT RESULTS

Specialty P&C Insurance Segment ($ in thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2017	2016	% Change	2017	2016	% Change
Gross premiums written	$124,887	$116,117	7.6%	$261,748	$254,363	2.9%
Net premiums written	$106,529	$99,860	6.7%	$223,826	$219,522	2.0%
Net premiums earned	$109,005	$108,126	0.8%	$222,063	$218,882	1.5%
Total revenues	$110,474	$109,858	0.6%	$224,731	$221,890	1.3%

Net losses and loss adjustment expenses	$71,296	$62,301	14.4%	$146,291	$133,477	9.6%
Underwriting, policy acquisition and operating expenses	$26,239	$25,902	1.3%	$52,217	$50,954	2.5%
Segregated portfolio cell dividend expense (income)	$5,119	$—	nm	$5,091	$—	nm
Total expenses	$102,654	$88,203	16.4%	$203,599	$184,431	10.4%
Segment operating results	$7,820	$21,655	(63.9%)	$21,132	$37,459	(43.6%)

Specialty P&C Insurance Segment Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Current accident year loss ratio	89.7%	88.1%	89.2%	88.5%
Effect of prior accident years’ reserve development	(24.3%)	(30.5%)	(23.3%)	(27.5%)
Net loss ratio	65.4%	57.6%	65.9%	61.0%
Underwriting expense ratio	24.1%	24.0%	23.5%	23.3%
Combined ratio	89.5%	81.6%	89.4%	84.3%

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Gross premiums written in our Specialty P&C segment were $8.8 million higher than the year-ago quarter, primarily due to increased physician premiums, which increased $6.1 million, and facility premiums, which increased $2.3 million.
Ceded premiums were approximately $2.1 million higher than the second quarter of 2016 as a result of the effect of the confidential settlement of a lawsuit against the Company, which affected loss-sensitive arrangements in our reinsurance contracts.
New business totaled $9.4 million in the quarter, including $4.5 million of new physician business. This compares to total new business of $21.0 million and new physician business of $12.4 million in the second quarter of 2016. New business in the second quarter 2016 was primarily driven by a single large policy written during the quarter which we successfully renewed during the second quarter 2017.
Premium retention in physician professional liability, the largest line in this segment, was 90% in the quarter, a three point improvement over 2016’s second quarter, and renewal pricing on physician business was unchanged.
The current accident year net loss ratio was 1.6 points higher, quarter-over-quarter, which primarily reflects the increase in ceded premiums in the quarter mentioned above.
Net favorable loss development in the second quarter of 2017 was $26.5 million, as compared to $33.0 million in the year-ago quarter. This is principally due to improved loss severity trends for the past decade. While the increase in loss severity has been less than projected in our original pricing and initial reserve estimates, the differences between these original severity estimates and actual results are smaller than in earlier periods.

Workers' Compensation Segment ($ in thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2017	2016	% Change	2017	2016	% Change
Gross premiums written	$59,325	$56,463	5.1%	$143,554	$134,510	6.7%
Net premiums written	$54,700	$51,991	5.2%	$130,270	$121,542	7.2%
Net premiums earned	$56,854	$55,093	3.2%	$112,137	$109,476	2.4%
Total revenues	$57,063	$55,232	3.3%	$112,491	$110,086	2.2%

Net losses and loss adjustment expenses	$33,486	$34,661	(3.4%)	$68,136	$69,687	(2.2%)
Underwriting, policy acquisition and operating expenses	$17,093	$16,334	4.6%	$33,784	$34,165	(1.1%)
Segregated portfolio cell dividend expense (income)*	$2,698	$1,277	111.3%	$3,872	$1,990	94.6%
Total expenses	$53,277	$52,272	1.9%	$105,792	$105,842	0.0%
Segment operating results	$3,786	$2,960	27.9%	$6,699	$4,244	57.8%
* Represents the underwriting profit (loss) attributable to the alternative market business ceded to the SPCs at Eastern Re, net of our participation.

Workers’ Compensation Segment Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Current accident year loss ratio	64.1%	64.8%	65.5%	65.6%
Effect of prior accident years’ reserve development	(5.2%)	(1.9%)	(4.7%)	(1.9%)
Net loss ratio	58.9%	62.9%	60.8%	63.7%
Underwriting expense ratio	30.1%	29.6%	30.1%	31.2%
Combined ratio	89.0%	92.5%	90.9%	94.9%

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The increase in the Workers’ Compensation segment operating results for the second quarter of 2017 was primarily driven by an increase in net premiums earned, a decrease in net losses and loss adjustment expenses, partially offset by an increase in underwriting expenses.
Gross premiums written increased 5.1% compared to the second quarter of 2016, driven by an increase in new business writings and solid premium retention. We retained all five of the alternative market programs that were available for renewal in the second quarter.
New business in the second quarter totaled $9.5 million, compared to $6.5 million from the second quarter of 2016. Audit premiums were $1.0 million in the second quarter of 2017, a $0.6 million decrease over the same quarter in 2016.
Premium retention was 88% for the second quarter of 2017 compared to 81% for the same period in 2016. Renewal pricing declined 3% quarter-over-quarter, driven by continued competitive pressure across all operating territories.
The decrease in the second quarter 2017 current accident year net loss ratio reflected overall favorable trends in claim closing results and a decrease in winter weather claims activity in 2017 compared to 2016.
We recognized $2.9 million of net favorable reserve development in the quarter, which included $0.4 million related to the amortization of purchase accounting fair value adjustments.
The increase in the 2017 expense ratio primarily reflected an increase in underwriting acquisition expenses, partially offset by prudent expense management strategies and a 1.1 point reduction in intangible asset amortization.

Lloyd’s Syndicate Segment ($ in thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2017	2016	% Change	2017	2016	% Change
Gross premiums written	$23,311	$25,018	(6.8%)	$36,023	$31,914	12.9%
Net premiums written	$14,422	$19,618	(26.5%)	$25,782	$26,233	(1.7%)
Net premiums earned	$14,494	$13,513	7.3%	$29,056	$25,954	12.0%
Net investment income	$410	$337	21.7%	$782	$653	19.8%
Other gains (losses)	$(104)	$202	(151.5%)	$314	$448	(29.9%)
Total revenues	$14,800	$14,052	5.3%	$30,152	$27,055	11.4%

Net losses and loss adjustment expenses	$10,768	$8,502	26.7%	$20,274	$14,690	38.0%
Underwriting, policy acquisition and operating expenses	$6,851	$5,240	30.7%	$13,062	$10,406	25.5%
Total expenses	$17,619	$13,742	28.2%	$33,336	$25,096	32.8%
Total income tax expense (benefit)	$(548)	$812	(167.5%)	$(555)	$897	(161.9%)
Segment operating results	$(2,271)	$(502)	(352.4%)	$(2,629)	$1,062	(347.6%)

Lloyd’s Syndicate Segment Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Current accident year loss ratio	71.4%	83.5%	72.1%	68.9%
Effect of prior accident years’ reserve development	2.9%	(20.6%)	(2.3%)	(12.3%)
Net loss ratio	74.3%	62.9%	69.8%	56.6%
Underwriting expense ratio	47.3%	38.8%	45.0%	40.1%

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Results of our Lloyd’s Syndicate segment, which represents our 58% participation in the results of Lloyd’s Syndicate 1729, are reported on a one-quarter lag, except that investment results associated with investment assets solely allocated to Syndicate operations and certain U.S. paid administrative expenses are reported currently for each period.
Gross premiums written were $23.3 million, a $1.7 million decrease compared to the prior-year quarter, which reflected the reduction in the Syndicate’s quota share reinsurance arrangement with the Specialty P&C Segment which more than offset solid growth in the other lines of business written. Net premiums written were $14.4 million, a quarter-over-quarter decline of $5.2 million, which also reflected the change in the quota share reinsurance arrangement with the Specialty P&C segment as well as revised contract terms on the Syndicate’s other reinsurance arrangements which increased the amount of premiums ceded compared to the year-ago quarter.
The current accident year loss ratio decreased by 12.1 points as compared to the second quarter of 2016. This is primarily the result of various earned premium adjustments. To a lesser extent, the loss ratio is affected by a shift in the mix of business and the use of loss assumptions reflecting Lloyd's historical data for similar risks, although the Syndicate is increasingly relying on its own loss experience to modify the Lloyd’s data. The net loss ratio increased 11.4 points as compared to the year-ago quarter primarily due to the recognition of approximately $400,000 of unfavorable development as compared to $2.8 million of favorable development in the second quarter of 2016. We expect current trends to continue as the Syndicate writes new business and the existing book matures, which will continue to result in quarter-to-quarter fluctuations in the Syndicate’s loss ratios.
Underwriting expenses increased by $1.6 million quarter-over-quarter as compared to the second quarter of 2016, due to the expected expansion of the Syndicate’s operations and the timing of certain expenses (or fees) payable to Lloyd’s. Additionally, as operations mature and the Syndicate writes more business, underwriting compensation increases proportionally.
The increase in the 2017 expense ratio is primarily due to the timing of certain expenses relative to the increase in earned premiums.
The maximum underwriting capacity of Syndicate 1729 is approximately $130.3 million for 2017, and our allocated capacity is 58%, or approximately $75.0 million (both based on exchange rates at June 30, 2017), which we support with a capital commitment of $98.2 million.

Corporate Segment ($ in thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2017	2016	% Change	2017	2016	% Change
Net investment income	$22,267	$24,246	(8.2%)	$45,081	$49,370	(8.7%)
Equity in earnings (loss) of unconsolidated subsidiaries	$2,516	$376	569.1%	$4,324	$(3,259)	232.7%
Net realized investment gains (losses)	$(2,266)	$10,915	(120.8%)	$10,987	$2,570	327.5%
Total revenues	$23,295	$35,823	(35.0%)	$61,343	$49,425	24.1%
Operating expenses	$7,757	$8,157	(4.9%)	$16,073	$15,665	2.6%
Segregated portfolio cell dividend expense (income)*	$994	$246	304.1%	$2,223	$709	213.5%
Interest expense	$4,145	$3,851	7.6%	$8,278	$7,537	9.8%
Income tax expense (benefit)	$216	$4,601	(95.3%)	$(1,002)	$5,880	(117.0%)
Segment operating results	$10,183	$18,968	(46.3%)	$35,771	$19,634	82.2%
* Represents the investment results attributable to the SPCs at Eastern Re, net of our participation.
Operating results in our Corporate segment were primarily affected by a $13.2 million quarter-over-quarter change in net realized investment gains (losses). In the second quarter of 2017, we recognized approximately $2.3 million of net realized losses, primarily due to mark-to-market adjustments; in the same quarter of 2016, we recognized $10.9 million

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of net realized investment gains. This difference was partially offset by a $2.1 million quarter-over-quarter increase in earnings from unconsolidated subsidiaries and a $4.4 million decrease in taxes, as compared to the prior-year quarter.
Net investment income was lower, quarter-over-quarter, as a result of lower earnings from our fixed income portfolio, which has declined in recent years, primarily due to capital management activity since 2007. Returns from our fixed-income investments have also been affected by the prolonged low-interest rate environment.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight significant risks, assumptions and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions, and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest and tax rate environment;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•	changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the FASB, the SEC, the PCAOB or the NYSE that may affect our business;

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•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

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expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's of London market and our participation in Syndicate 1729 include, but are not limited to, the following:

•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
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Syndicate operating results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 has little ability to control, such as a decision to not approve the business plan of Syndicate 1729, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

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Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for Syndicate 1729 to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
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Syndicate 1729 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of Syndicate 1729’s business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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